                           THE INFORMATION CONTAINED
                              IN THIS DOCUMENT IS
         -------------------------------------------------------------
                                  CONFIDENTIAL
         -------------------------------------------------------------
                          WE WANT TO PROVIDE YOU WITH
                           THE BEST SERVICE POSSIBLE

PLEASE HELP US IN OUR EFFORT BY NOTING THE FOLLOWING POINTS:
-- WRITE LEGIBLY.
-- SPECIFY BLACKLINING REQUIREMENTS.
-- USE MOST RECENT VERSION OF DOCUMENT TO MARK-UP.
-- ALLOW 1/4" FROM EDGE OF PAGE WHEN MAKING CHANGES.
-- AVOID USE OF FELT-TIPPED OR BLUE INK PENS AND SOFT LEAD PENCILS.
-- INDICATE MINOR CHANGES WITH AN "X" IN THE MARGIN.
-- AVOID USE OF "POST-ITS" AND STAPLES WHENEVER POSSIBLE.
EDGAR FILERS:
-- SUBMIT EDGAR EXHIBITS WELL IN ADVANCE OF FILING DATE.
-- SUBMIT CIK & CCC #S IN ADVANCE FOR TEST FILING.
TELEPHONE: (617) 542-1926                                    FAX: (617) 542-5790
                   YOUR CUSTOMER SERVICE REPRESENTATIVES ARE:

  (8:00 A.M. -- 4:00 P.M.)     (4:00 P.M. -- 12:00 A.M.)     (12:00 A.M. -- 8:00 A.M.)
----------------------------  ----------------------------  ----------------------------
          Joe King                     Rick Lydon                  John Connolly
        Bob Strause                  Kevin Mallette                 Peter Hanlon
        Steve Muller                 Monroe Jackson                Kevin Robinson
         Tom Walsh                    Tim Sweeney
       Sandy Bandanza                Zack Zubricki
        Dan Collier                 Brian Kostanski
        Tracy Goulet                 Peggy Bayliss

(LOGO)

BOWNE OF BOSTON
411 D STREET, BOSTON, MA 02210

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1996
                                                       REGISTRATION NO. 33-38836
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                   FORM S-3*
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                   UST CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                 MASSACHUSETTS                                   04-2436093
 (STATE OR OTHER JURISDICTION OF INCORPORATION
                OR ORGANIZATION)                      (IRS EMPLOYER IDENTIFICATION NO.)


                            ------------------------

                  40 COURT STREET, BOSTON, MASSACHUSETTS 02108
                           TELEPHONE: (617) 726-7000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                NEAL F. FINNEGAN
                                   PRESIDENT
                                   UST CORP.
                  40 COURT STREET, BOSTON, MASSACHUSETTS 02108
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                     COPIES OF ALL NOTICES, ORDERS ETC. TO:

                             ERIC R. FISCHER, ESQ.
              EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CLERK
                                   UST CORP.
                       40 COURT STREET, BOSTON, MA 02108

                                 (617) 726-7000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as practicable following the effective date of this Registration
                                   Statement.
                            ------------------------

    IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS,
PLEASE CHECK THE FOLLOWING BOX:  /X/

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: / /

    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING: / /
------------------

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING: / /
------------------

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX: / /

    THE REGISTRANT HEREBY FURTHER AMENDS THIS REGISTRATION STATEMENT TO INCLUDE AN INDETERMINATE NUMBER OF ADDITIONAL SHARES OF REGISTRANT'S COMMON STOCK AS MAY BE ISSUED AS STOCK DIVIDENDS OR STOCK SPLITS PAID WITH RESPECT TO THE SHARES COVERED BY THIS REGISTRATION STATEMENT.
                            ------------------------

                               *EXPLANATORY NOTE

    PURSUANT TO RULE 429, THE PROSPECTUS INCLUDED IN THIS POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 33-38836 FILED IN FEBRUARY, 1991 IS ALSO BEING USED IN CONNECTION WITH THE ISSUANCE AND SALE OF SHARES OF COMMON STOCK UNDER THE COMPANY'S DIVIDEND REINVESTMENT PLAN ORIGINALLY REGISTERED UNDER REGISTRATION STATEMENT NO. 2-90855 FILED IN MAY, 1984. REGISTRATION STATEMENT NO. 2-90855 AS AMENDED THROUGH POST-EFFECTIVE AMENDMENT NO. 4 FILED WITH THE COMMISSION ON DECEMBER 21, 1990 COVERED A TOTAL OF 1,200,000 SHARES, AS ADJUSTED FOR INTERVENING STOCK DIVIDENDS, OF WHICH APPROXIMATELY 280,000 REMAIN AVAILABLE FOR ISSUANCE AS OF THE DATE HEREOF. REGISTRATION NO. 33-38836 FILED WITH THE COMMISSION ON FEBRUARY 1, 1991, REGISTERED A TOTAL OF 1,800,000 SHARES OF WHICH ALL REMAIN AVAILABLE FOR ISSUANCE AS OF THE DATE HEREOF.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   UST CORP.

                           DIVIDEND REINVESTMENT PLAN

                            ------------------------

                                  COMMON STOCK

                               ($0.625 PAR VALUE)

                            ------------------------

     The Dividend Reinvestment Plan (the "Plan") of UST Corp. (the "Company") provides holders of record and certain beneficial owners of the Company's Common Stock, $0.625 par value per share (the "Common Stock"), with a simple and convenient method of purchasing additional shares of Common Stock without fees of any kind.

     Participants in the Plan may have all or a portion of their cash dividends paid on their shares of Common Stock reinvested in shares of Common Stock and may invest optional cash payments in shares of Common Stock.


     Reinvested dividends and optional cash payments may, in the discretion of the Company, be used to purchase either authorized but unissued (including, if available, treasury) shares of Common Stock directly from the Company ("New Shares") or outstanding shares of Common Stock that would be purchased in the over-the-counter market or in private transactions ("Outstanding Shares") by an independent stock purchasing agent ("Independent Agent") to be designated by the Company or its Agent. The price of New Shares purchased with reinvested Common Stock dividends and optional cash payments will be 100% of the average of the daily high and low prices of the Common Stock for the ten trading days immediately preceding the dividend payment date, as reported in The Wall Street Journal Eastern Edition for stocks traded on the Nasdaq National Market System. The price of Outstanding Shares purchased for reinvested dividends and optional cash payments will be the average price (excluding brokerage commissions, if any) of all Outstanding Shares purchased for participants in the Plan with respect to reinvested dividends and optional cash payments. No brokerage fees or commissions will be charged on the purchase of Common Stock under the Plan. This offering is not being underwritten, therefore there are no underwriting discounts or commissions payable by the Company in connection with the Plan.



     This prospectus relates to 1,800,000 shares of the Company's Common Stock registered for offer and sale under the Plan in February 1991 and approximately 280,000 shares of the Company's Common Stock previously registered for offer and sale under the Plan pursuant to Registration Statement No. 2-90855. It is recommended that this Prospectus be retained for future reference.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
            TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is March 20, 1996

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     This Prospectus omits certain additional information contained in the Registration Statement (Form S-3) filed with the Commission under the Securities Act of 1933, as amended, to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 0-9623) are incorporated in this Prospectus by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;
(3) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995; (4) the Company's Current Report on Form 8-K filed with the Commission on July 24, 1995; (5) the Company's Current Report on Form 8-K filed with the Commission on September 28, 1995; and (6) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this offering of Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered who so requests in writing, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies shall be directed to UST Corp. Dividend Reinvestment Plan, 40 Court Street, Boston, MA 02108, Attention: Asset Management Department.

                                  THE COMPANY


     UST Corp. (the "Company"), a bank holding company registered with the Board of Governors of the Federal Reserve System (the "FRB"), was organized as a Massachusetts business corporation in 1967. The Company is subject to examination by, and is required to file reports with, both the FRB and the Commissioner of Banks of the Commonwealth of Massachusetts. The Company's banking subsidiaries are USTrust and United States Trust Company, each headquartered in Boston and each a Massachusetts trust company, and UST Bank/Connecticut, headquartered in Bridgeport, Connecticut, a Connecticut trust company. The principal business of the Company is to provide financial services through its banking and nonbanking subsidiaries. A broad range of financial services is provided principally to individuals and small- and medium-sized companies in New England. In addition, an important component of the Company's financial services is the provision of trust and money management services to professionals, corporate executives, nonprofit organizations, labor unions, foundations, mutual funds and owners of closely-held businesses most of whom are located in the New England region. The Company is the issuer of the Common Stock offered hereunder. The executive offices of the Company are located at 40 Court Street, Boston, Massachusetts 02108, Telephone Number: (617) 726-7000.


                            DESCRIPTION OF THE PLAN

     The following is a description of the provisions of the Plan in a question and answer format. The holders of the Company's Common Stock who do not participate in the Plan will receive by check cash dividends as declared in the usual manner.

PURPOSE

     1.  What is the purpose of the Plan?

     The purpose of the Plan is to provide holders of record and certain beneficial owners of shares of Common Stock with a simple and convenient method of investing cash dividends and optional cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge. To the extent such shares of Common Stock are purchased directly from the Company, the Company will receive additional equity for working capital and for other general corporate purposes. The Company will receive no proceeds to the extent Outstanding Shares are purchased.

ADVANTAGES

     2.  What are the advantages of the Plan?

     Stockholders may have cash dividends on all or a portion of their shares of Common Stock automatically reinvested in additional shares of Common Stock. A stockholder may also (whether or not he or she has elected to have dividends reinvested) invest in additional shares of the Company's Common Stock by making optional cash payments up to a maximum of $3,000.00 per quarter. However, no single payment of less than $100.00 is permitted. No commission or service charge is paid by participants in connection with purchases under the Plan. Full investment of funds is possible because the Plan permits not only full shares but fractions of shares and dividends in respect of such fractions to be credited to participants' accounts. Participants can avoid, if they so desire, the cumbersome safekeeping of certificates for shares credited to their accounts under the Plan. Regular quarterly statements of account provide simplified record-keeping.

ADMINISTRATION

     3.  Who administers the Plan for participants?


     United States Trust Company, a bank subsidiary of the Company, is the agent ("Agent") for the Plan and will administer the Plan for participants, keep records, send quarterly statements of account to participants and perform other duties relating to the Plan. An independent stock purchasing agent ("Independent Agent") will be appointed by the Company or the Agent to make any purchases of Common Stock which may be made on the over-the-counter market. Shares of Common Stock purchased under the Plan will be registered in the name of the Agent, as agent for participants in the Plan prior to allocation to participants' accounts.


PARTICIPATION

     4.  Who is eligible to participate?

     All holders of record of shares of Common Stock, including brokers, trustees or other nominees in whose names certificates are registered, are eligible to participate in the Plan. In order to participate, beneficial owners of shares of Common Stock whose shares are registered in names other than their own must contact the record holders on their behalf directly in order to make arrangements for such participation.

     5.  How does an eligible stockholder participate?

     Stockholders may join the Plan at any time by checking the appropriate box on the Authorization Form, signing it and returning it to the Agent. A postage paid envelope is provided for this purpose. An Authorization Form may be obtained at any time by written request to the UST Corp. Dividend Reinvestment Plan, 40 Court Street, Boston, Massachusetts 02108, Attention: Asset Management Department, or by calling the Agent at (617) 726-7262.

     6.  When will dividends be reinvested and investments made?

     The date on which cash dividends and timely optional cash payments are invested in New Shares, or begin to be invested in Outstanding Shares, will be the date on which the quarterly dividend payment is made (the "Investment Date"), which is generally during the fourth week of January, April, July, and October. If no dividend is declared, the optional cash payments will be invested during (or commencing in) the fourth week of the respective quarter.

     If the Authorization Form is received by the Agent after the record date set by the Board of Directors for determining stockholders entitled to receive a dividend (generally the last day of the month preceding a dividend payment date), reinvestment of dividends will begin with the next dividend period. For example, in the case of an April dividend, if the Authorization Form were received by the Agent no later than March 31, the April dividend would have been reinvested; if the Authorization Form were received by the Agent after March 31, the first dividend reinvested would be the July dividend, if any. No interest will be paid on dividends pending reinvestment or on optional cash payments pending investment. Note, however, that optional cash payments will be accepted by the Company only if received by the Agent during a time period commencing twenty (20) days prior to the Investment Date and ending five (5) business days prior to the applicable Investment Date.

     7.  What does the Authorization Form provide?

     The Authorization Form appoints the Agent as agent for the participant and directs the Company to pay to the Agent each participant's cash dividends on all or a specified number of the shares of the

Company's Common Stock owned by the participant on the applicable record date, as well as all whole and fractional Plan Shares. The Authorization Form directs the Agent to purchase additional shares of the Company's Common Stock with such dividends and any optional cash payments made by the participant. The Authorization Form directs the Agent to reinvest automatically all subsequent dividends on Plan Shares. Dividends will continue to be reinvested on the number of shares designated on the Authorization Form and on all Plan Shares until the participant specifies otherwise, terminates participation, or until the Plan is terminated.

     The Authorization Form provides for the purchase of additional shares of Common Stock through the following investment options:


     (a) Full Dividend Reinvestment directs the Company to invest in accordance with the Plan all of a participant's cash dividends on all of the shares then or subsequently owned by the participant;



     (b) Partial Dividend Reinvestment directs the Company to invest in accordance with the Plan the cash dividends on only that number of shares owned by a participant which are designated in the appropriate space on the Authorization Form;



     (c) Optional Cash Payments permit a participant to make optional cash payments for the purchase of additional shares of the Company's Common Stock in accordance with the Plan, with or without participation in dividend reinvestment.



     A participant may select any of the three options. In all cases, cash dividends on all Plan Shares will be reinvested in accordance with the Plan, including dividends on Plan Shares purchased with optional cash payments.


     The Authorization Form is designed to be used by an eligible shareholder whose shares are registered in his or her name for the reinvestment of dividends and for optional cash payments. Authorization Forms will be furnished at any time upon request to the Agent at the following address or telephone number: UST Corp. Dividend Reinvestment Plan, 40 Court Street, Boston, Massachusetts 02108,
Attention: Asset Management Department, Telephone Number (617) 726-7262.


     A participant's investment option may be changed at any time by completing, signing and returning a new Authorization Form. The change would be effective only if the new Authorization Form is received by the Agent on or before the record date for that dividend.


     8.  What is the source of shares purchased under the Plan?


     The Company, through the Agent, may instruct the Independent Agent to purchase Outstanding Shares. The Independent Agent would purchase Outstanding Shares on the over-the-counter market or in private transactions. Alternatively, in the discretion of the Company, New Shares, representing authorized but unissued (or treasury) shares of Common Stock of the Company may be purchased directly from the Company. The Company's decision whether to use New Shares or Outstanding Shares for reinvested dividends and optional cash payments will take into account the Company's need for equity capital, general market conditions and other factors.


     9. Are there any expenses to participants in connection with purchases under the Plan?

     No. There will be no brokerage fees payable by participants, whether shares are purchased from the Company or on the over-the-counter market. All costs of administration of the Plan (including any brokerage commissions) and fees of the Independent Agent are to be paid by the Company.

     10.  How many shares of Common Stock will be purchased for participants?

     The number of shares of Common Stock to be purchased for each participant depends on (i) the amount of the participant's dividends being reinvested and the amount of optional cash being invested, after withholding of taxes, if any, and (ii) the applicable purchase price of the Common Stock, which depends in part on whether New Shares or Outstanding Shares are purchased. Each participant's account will be credited with a number of shares of Common Stock, including fractional shares computed to three decimal places, equal to the total amount invested divided by the applicable purchase price.

     11. What will be the price of shares of Common Stock purchased under the plan?

     The price of New Shares purchased with reinvested dividends or with optional cash payments on any dividend payment date will be 100% of the average of the daily high and low prices of the Common Stock for the ten trading days immediately preceding the dividend payment date as reported in The Wall Street Journal Eastern Edition for stocks traded on the Nasdaq National Market System. If Outstanding Shares are purchased with reinvested dividends and optional cash payments with respect to any dividend payment date, participants' funds will be commingled by the Independent Agent. Accordingly, the price of Outstanding Shares purchased by the Independent Agent with reinvested dividends or with optional cash payments will be the average price (excluding brokerage commissions, if any) of all Outstanding Shares purchased for Plan participants with respect to that dividend payment date. Outstanding Shares will be purchased by the Independent Agent as soon as reasonably practicable after the Investment Date, but such purchases are not required to be completed within any particular time. Plan participants should recognize that, to the extent Outstanding Shares are to be purchased, laws, regulations or other restrictions may require the temporary curtailment or suspension of such purchases. Neither the Company, the Agent, nor the Independent Agent shall be responsible for or have any liability on account of any inability to purchase Outstanding Shares at or within any particular time. In light of the foregoing pricing provisions, each participant should recognize that the actual market value of shares of Common Stock on the date credited to their accounts under the Plan may be less or greater than the participant's purchase price. No shares will be sold under the Plan at less than the par value of such shares (currently $0.625 for each share).

     The value of the shares of Common Stock included in a participant's account under the Plan will fluctuate based on changes in the market value of the Common Stock and may be less than the participant's aggregate purchase price. NEITHER THE COMPANY NOR THE AGENT SHALL HAVE ANY RESPONSIBILITY AS TO THE VALUE OF THE COMMON STOCK OF THE COMPANY ACQUIRED FOR THE PARTICIPANT'S ACCOUNT.

REPORTS TO PARTICIPANTS

     12.  What kind of reports will be sent to participants in the Plan?

     Each participant in the Plan will receive quarterly statements of the participant's account. These statements are a participant's continuing record of the cost of the participant's purchases and should be retained for income tax purposes.

     13.  How does the optional cash payment feature of the Plan operate?

     A participant, by means of an Authorization Form, may make optional cash payments. In any quarter, optional cash payments may not exceed $3,000.00 and must be at least $100.00 per payment. Optional cash payments must be received by the Agent during a time period commencing twenty

(20) days prior to the Investment Date and ending five (5) business days prior to the applicable Investment Date.

     The price at which shares of the Company's Common Stock are purchased with optional cash payments is discussed above.

     No interest will be paid by the Company or the Agent on optional cash payments held pending investment. Checks returned to the Agent by the issuing bank for any reason will not be resubmitted for collection.

     Payment may be made by check or money order, payable to "United States Trust Company." Bank wires and other forms of payment may be made, but only if approved in writing in advance by the Agent.

CERTIFICATES FOR SHARES

     14.  Will certificates be issued for shares of Common Stock purchased?

     Normally, certificates for shares of Common Stock purchased under the Plan will not be issued to participants. The number of shares credited to an account under the Plan will be shown on the participant's quarterly statement of account. This convenience protects against loss, theft or destruction of stock certificates.

     Certificates for any number of whole shares credited to an account under the Plan will be issued upon written request. Such shares would thereupon be withdrawn from the participant's Plan account. This request should be mailed to the Agent (UST Corp. Dividend Reinvestment Plan, 40 Court Street, Boston, Massachusetts 02108, Attention: Asset Management Department). Any remaining full and fractional shares will continue to be credited to the participant's account.

     15.  May shares in a Plan account be pledged?

     Shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued in the participant's name.

     16.  In whose name will certificates be registered when issued?

     Accounts under the Plan are maintained in the names in which certificates of the participants were registered at the time they entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued.

WITHDRAWAL FROM THE PLAN

     17.  How does a participant withdraw from the Plan?

     In order to withdraw from the Plan, a participant must notify the Company in writing that the participant wishes to withdraw. Written notice should be addressed to the Agent (UST Corp. Dividend Reinvestment Plan, 40 Court Street, Boston, Massachusetts 02108, Attention: Asset Management Department). When a participant withdraws from the Plan or upon termination of the plan by the Company, certificates for whole shares credited to the participant's account under the Plan will be issued and cash payment will be made for any fraction of a share. The cash payment for any fractional share will be based on the closing price of the Common Stock of the Company as quoted by the Nasdaq System on the last business day on which the Common Stock is traded preceding the day the withdrawal request is effectively processed by the Agent.

     18.  When may a participant withdraw from the Plan?

     A participant may withdraw from the Plan at any time, but the withdrawal will not be effective for any dividend the record date of which occurs on or before the date on which the Agent receives the withdrawal request.

     19.  What happens when a participant withdraws from the Plan?


     If the request to withdraw is received prior to the record date set by the Board of Directors for determining stockholders entitled to receive a dividend, such request will be processed effective on the day following receipt of the request by the Agent.



     If the request to withdraw is received by the Agent on or after the record date for a dividend and before the dividend payment date for that dividend, such dividend will be reinvested for the participant's account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date. All subsequent dividends will be paid in cash to the former participant unless the participant re-enrolls in the Plan, which the participant may do at any time.


SALES OF STOCK, STOCK SPLITS AND DIVIDENDS AND VOTING

     20. What happens when a participant sells or transfers all of the shares registered in the participant's name?

     If a participant sells or transfers all shares of Common Stock registered in the participant's name, the Company will continue to reinvest the dividends on the shares credited to the participant's account under the Plan until notified in writing by such participant that the participant wishes to withdraw from the Plan.

     21. What happens if the Company has a Common Stock rights offering, issues a stock dividend or declares a stock split?

     In the event of a rights offering by the Company, a participant will receive rights based upon the total number of full shares owned, including those shares held in the Plan and shares held directly.

     Any stock dividends or split shares distributed by the Company on shares credited to the account of a participant under the Plan will be added to the participant's account. Stock dividends or split shares distributed on shares held directly will be mailed to the participant in the same manner as to stockholders who are not participating in the Plan.

     22.  How will a participant's shares be voted at meetings of stockholders?

     Participants will receive a proxy card indicating total shares held directly and under the Plan.

     If a proxy card is returned properly signed and marked for voting, all shares covered by the proxy will be voted as marked.

     If a proxy card is returned properly signed but without indicating instructions as to the manner shares are to be voted with respect to any item thereon, all of the participant's shares will be voted in accordance with the recommendations of the Board of Directors of the Company. If the proxy card is not returned, or if it is returned unexecuted or improperly executed, none of the shares in respect of which such proxy card was furnished will be voted.

FEDERAL INCOME TAX MATTERS

     23. What are the federal income tax consequences of participation in the Plan?

     Reinvestment of Dividends

     In general, a participant in the Plan will be treated for United States federal income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value of the shares of Common Stock purchased with reinvested dividends. The tax basis of shares purchased with reinvested dividends also will equal the fair market value of such shares. A participant's holding period for shares acquired pursuant to the Plan will begin on the day following the purchase of such shares.

  Optional Cash Payments

     Participants in the Plan who elect to invest in additional shares by making optional cash payments will be treated for federal income tax purposes as having received a dividend equal to the excess, if any, of (1) the fair market value of the shares purchased, over (2) the optional cash payment made. The participant's tax basis in the shares purchased under the Plan will be equal to the fair market value of such shares and the participant's holding period for such shares will begin on the day following the Investment Date.

     Additional Information Applicable to Reinvestment of Dividends and Optional Cash Payments

     The Company believes that the method described in the Plan for determining the purchase price is a reasonable approach to use in valuing for federal income tax purposes the shares purchased and, therefore, that participation in the Plan will not result in additional dividend income beyond the cash dividends that would have been paid in lieu of any reinvested cash dividends, except in the case of open-market purchases as in the following paragraph. If the "fair market value" of the Company's Common Stock for federal income tax purposes is determined by the Internal Revenue Service to be different from the fair market value of the Company's Common Stock as determined under the Plan, however, then a participant may be treated as receiving dividend income (and having a tax basis in the purchased shares) in an amount which is greater than or less than the cash dividends that would have been paid in lieu of any reinvested cash dividends. However, in no event will a participant's tax basis in purchased shares be less than the amount of any optional cash payments made.

     Based upon a public ruling issued by the Internal Revenue Service, a participant's dividend income will also include any brokerage commissions which are not paid by participants but which are incurred by the Company in connection with open market stock purchases on behalf of participants. A participant's basis in the shares so purchased will be increased by the amount of any brokerage commissions included in the dividend income of a participant.

     Corporate shareholders should consult their tax advisers concerning the dividends-received deduction and specific limitations where the corporate shareholder incurs any debt which is directly attributable to an investment in such stock.

     The receipt of certificates for whole shares credited to a participant's Plan account, either upon the participant's request for certain of those shares or upon withdrawal from or termination of the Plan, will not be taxable to the participant. However, a participant who receives, upon withdrawal from or termination of the Plan, a cash payment for a fractional share credited to the participant's account will realize a gain or loss for income tax purposes on the "deemed sale" of such fractional share. A participant will also realize a gain or loss upon the sale or exchange of shares after withdrawal from the Plan. Such gain or loss will be equal to the difference between the amount which the participant receives for each whole or fractional share and the participant's tax basis for such whole or fractional share. Any such gain or loss will be a capital gain or loss if the shares sold were held as a capital asset. Such capital gain or loss will be long term if the participant held the shares sold for more than one year, and otherwise will be short term.

     On behalf of the Company, the Agent will report to participants, and to the Internal Revenue Service if required, the amount of dividend income to participants on a calendar year basis. If a participant is subject to federal income tax withholding on his or her dividend income, such as an individual subject to "backup" income tax withholding or a foreign shareholder, the amount of tax to be withheld will be deducted from such dividends before reinvestment in, or optional cash payments for, additional shares for such participant's Plan account will be made.

     The Agent will provide each participant with a statement after the close of each calendar year. The statement will include information for the applicable year as to the total dividends invested in Plan shares and the amount of any brokerage commissions paid on behalf of the participant. The Agent will also send each participant a statement after the close of each calendar year which will show total dividends paid on shares held of record. Statements will not be sent directly to beneficial owners participating in the Plan through a broker, bank or other nominee. Beneficial owners must make their own arrangements with their broker, bank or other nominee to receive the statements. Also, for beneficial owners, their broker, bank or other nominee has the legal responsibility for the tax information reporting to the participants and to the Internal Revenue Service, as well as any applicable tax withholding. A participant should retain the statements for tax reporting purposes.

     The above discussion is merely a summary of the United States federal income tax consequences of participating in the Plan. Each person who contemplates becoming a participant in the Plan should consult his or her own tax advisor regarding the tax consequences of participation in the Plan in light of his or her own tax situation and regarding any state, local, and foreign tax implications.

     24.  How are income tax withholding provisions applied to stockholders?

     In the case of stockholders whose dividends are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of dividends to determine the amount of dividends to reinvest. Amounts withheld will be shown on the quarterly statements and on annual Internal Revenue Service reporting forms.

OTHER INFORMATION

     25.  May the Plan be changed or discontinued?

     While the Company hopes to continue the Plan indefinitely, the Company reserves the right to suspend or terminate the Plan at any time, including the period between a dividend record date and the related Investment Date. It also reserves the right at any time to make modifications to the Plan including the elimination of the Optional Cash feature. Participants will be notified of any such suspension, termination or modification.

     26. What are the responsibilities of the Company and the Administrator under the Plan?

     In administering the Plan, neither the Company nor the Agent will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of the failure to terminate a participant's Plan account upon such participant's death, the prices of shares purchased for the participant's Plan account, the times when purchases are made, fluctuations in the market value of the Company's Common Stock or the termination of a participant's account.

     The participant should recognize that neither the Company nor the Agent can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

     27.  May a participant's participation be terminated?

     The Company reserves the right to terminate any participant's participation, in whole or in part, in the Plan at any time for any reason, including, without limitation, arbitrage-related activities, trading or transactional profit activities.

     28.  How is the Plan to be interpreted?

     Any questions of interpretation arising under the Plan will be determined by the Company and any such determination will be final. The Company reserves the right to interpret the Plan as it deems necessary or desirable in connection with its operation.

     29.  Where should correspondence and payments be directed?

     All correspondence and payments should be directed to:

     UST Corp. Dividend Reinvestment Plan
     40 Court Street
     Boston, Massachusetts 02108
     Attention: Asset Management Department      Telephone (617) 726-7262

     30.  Who bears the risk of market fluctuations in the Company's Common
Stock?


     A participant's investment in shares held in his or her Plan account is no different than his or her investment in directly held shares in this regard. A participant bears the risk of loss and the benefits of gain from the marketplace changes with respect to all of a participant's shares. Neither the Company nor the Agent can give any assurance that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.


                                   DIVIDENDS

     Dividends declared per share for a full share of the Common Stock of the Company in the last six years were as follows:

    1990.......................................................................  $0.6300
    1991.......................................................................  $0.1522
    1992.......................................................................  $0.0000
    1993.......................................................................  $0.0000
    1994.......................................................................  $0.0000
    1995.......................................................................  $0.0500

                                USE OF PROCEEDS

     A total of 3,000,000 shares of Common Stock have been registered by the Company for issuance under the Plan. Approximately 2,080,000 shares remain available for issuance under the Plan. The Company has no basis for estimating either the number of shares of Common Stock that will ultimately be sold pursuant to the Plan or the prices at which such shares will be sold. However, the Company proposes to use the net proceeds (if any) from the sale of such shares for working capital purposes and for other general corporate purposes or to reduce indebtedness incurred for such purposes. To the extent Outstanding Shares are purchased under the Plan, the Company will not receive any of the proceeds of such purchases.

                   DESCRIPTION OF THE COMPANY'S COMMON STOCK

GENERAL

     The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, par value $0.625 per share, of which there were 17,843,582 shares issued and outstanding on December 31, 1995 and 4,000,000 shares of Preferred Stock, par value, $25 per share, of which none are issued and outstanding. The Board of Directors of the Company may issue authorized but unissued Common Stock or Preferred Stock from time to time in its discretion without the prior approval of the holders of outstanding capital stock.


     There are no agreements to issue any shares of the authorized but unissued Common Stock, except pursuant to the exercise of stock options and restricted stock under the Company's Stock Compensation Plan and Director's Stock Option Plan and issuances under the Dividend Reinvestment Plan. There are no agreements to issue any shares of Preferred Stock except pursuant to the Company's Rights Agreement dated September 19, 1995 (the "Rights Agreement"). If shares of Preferred Stock were to be issued, they would rank prior to the class of Common Stock in the event of liquidation, dissolution or winding-up of the Company and also would rank prior to the class of Common Stock with respect to the payment of dividends.


     In the event of a liquidation, dissolution or winding-up of the Company, the holders of the Common Stock of the Company are entitled to receive ratably the remaining assets of the Company after satisfaction of all liabilities including rights of holders of Preferred Stock, if any. None of the shares of the Company's Common Stock has any redemption or conversion rights or the benefit of any sinking fund. The outstanding shares of Common Stock are, and the shares to be issued in connection with this offering upon payment of the purchase price will be, fully paid and nonassessable, and no personal liability attaches to ownership thereof.


     Under the Rights Agreement, Rights automatically attach to all shares of Common Stock issued during the term of the Rights Agreement, which expires in 2005 (subject to earlier termination under certain circumstances). Each Right would become exercisable under certain circumstances to acquire 1/100th of a share of Series A Junior Participating Preferred Stock, or under certain circumstances Common Stock or other securities, subject to certain exclusions.


     Shares of Common Stock are traded in the Nasdaq National Market System (symbol: USTB) and United States Trust Company, a banking subsidiary of the Company, serves as Registrar and Transfer Agent.

DIVIDEND RIGHTS

     Holders of the Company's Common Stock are entitled to receive such dividends as may be declared by the Board of Directors. In the fourth quarter of 1995, the Company paid its first cash dividend since mid-1991 of $0.05 per share to each holder of its Common Stock. Future dividends will depend upon the financial condition and earnings of the Company and its subsidiaries, their need for funds and other factors, including applicable government regulations and the absence of regulatory objection. The ability of the banking subsidiaries of the Company to pay dividends is also subject to certain limitations imposed by statutes of the Commonwealth of Massachusetts and the State of Connecticut. The Massachusetts and Connecticut statutes in effect restrict the amount of dividends payable by each bank to the balance of its undivided profits. Undivided profits of the banking subsidiaries were at least $40,000,000 on December 31, 1995. As noted above, Preferred Stock, if issued, would have dividend rights ranking prior to those of Common Stock holders.

NON-CUMULATIVE VOTING

     The voting rights of the holders of the Company's Common Stock are non-cumulative, which means that the holders of more than 50 percent of the shares voting for the election of Directors can elect all of the Directors whose terms have expired or new Director nominees if they choose to do so and, in such event, the holders of the remaining shares voting for the election of Directors would not be able to elect any person or persons to the Board of Directors. Holders of the Company's Common stock are entitled to one vote for each share on all matters voted upon by stockholders.

NO PREEMPTIVE RIGHTS

     The holders of the Company's Common Stock have no preemptive rights to subscribe to or purchase any share of any class of stock or any other securities which may at any time be issued by the Company.

                                 LEGAL OPINIONS

     The validity of the shares offered hereby has been passed upon for the Company by Eric R. Fischer, Esq., General Counsel to the Company, 40 Court Street, Boston, Massachusetts 02108. As of March 20, 1996, Mr. Fischer was the beneficial owner of 24,071 shares of the Company's Common Stock and had options to acquire up to an additional 44,600 shares of the Company's Common Stock.

                                    EXPERTS

     The consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report therein appearing in such Annual Report on Form 10-K, and have been incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER BY THE COMPANY TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR THE COMPANY TO MAKE SUCH OFFER IN SUCH STATE. THIS PROSPECTUS RELATES ONLY TO THE ADDITIONAL COMMON STOCK OFFERED HEREBY AND IS NOT TO BE RELIED UPON IN CONNECTION WITH THE PURCHASE OR SALE OF ANY OTHER SECURITIES OF THE COMPANY.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    3
Description of the Plan...............    3
  Purpose.............................    3
  Advantages..........................    3
  Administration......................    4
  Participation.......................    4
  Reports to Participants.............    6
  Certificates for Shares.............    7
  Withdrawal from the Plan............    7
  Sales of Stock, Stock Splits and
     Dividends and Voting.............    8
  Federal Income Tax Matters..........    9
  Other Information...................   10
Dividends.............................   11
Use of Proceeds.......................   11
Description of the Company's Common
  Stock...............................   12
Legal Opinions........................   13
Experts...............................   13
--------------------------------------------
--------------------------------------------


------------------------------------------------------
------------------------------------------------------

                                   UST CORP.

                                    DIVIDEND
                                  REINVESTMENT
                                      PLAN
                                  COMMON STOCK
                                ----------------

                                   PROSPECTUS
                                ----------------
                                 MARCH 20, 1996

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Chapter 156B, Section 67 of the Massachusetts General Laws generally provides that the Company's officers and directors may be indemnified against expenses actually and reasonably incurred by them in connection with any action, suit or proceeding if they acted in good faith and in a manner reasonably believed to be in the best interest of the Company arising out of any action or proceeding to which any of them is a party by reason of being such director or officer. Reference is made to Article 6 of the Company's Articles of Organization, as amended (incorporated by reference as Exhibit 3.1 hereto) and
Article VI, Section 2 of the Company's By-Laws (incorporated by reference as
Exhibit 3.2 hereto) which provide for indemnification of the Company's directors, officers, employees and other agents to the maximum extent permitted under the Massachusetts General Laws. In addition, Article 6 of the Company's Articles of Organization, as amended, provides for exculpation of a director's monetary liability for breach of his or her fiduciary duty to the Company or its stockholders, to the maximum extent permitted under the Massachusetts General Laws. The Company maintains insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors or officers for certain of their liabilities or expenses.

ITEM 16.  EXHIBITS

      3.1 Article 6 of the Company's Articles of Organization, as amended to date. (Exhibit (1) to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1987.)**


      3.2 The Company's By-laws as amended to date. (Exhibit 3.2 to Registrant's Registration Statement No. 33-38836 on Form S-3.)**


      4.1 Specimen of the Company's Common Stock Certificate. (Exhibit 4.1 to Registrant's Registration Statement No. 2-67787 on Form S-l.)**

      4.2 UST Corp. Restated Dividend Reinvestment Plan (included as part of this Post-Effective Amendment No. 1).*


      4.3  Dividend Reinvestment Plan Authorization Form.*



      4.4 UST Corp. Rights Agreement dated September 19, 1995. (Exhibit to Registrant's Current Report on Form 8-K filed on September 28, 1995.)**



      5.1 Opinion of Eric R. Fischer, Esq. as to the legality of the shares. (Exhibit 5.1 to Registrant's Registration Statement No. 33-38836 on Form S-3.)**


     23.1  Consent of Eric R. Fischer, Esq.*


     23.2  Consent of Arthur Andersen LLP.*

---------------

 * Filed herewith.
** Filed as part of a previous Commission filing and incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 33-38836 to be signed on its behalf by the undersigned thereto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on March 19, 1996.

                                          UST CORP.


                                          By:     /s/  JAMES K. HUNT

                                                      James K. Hunt
                                            Chief Financial Officer, Treasurer
                                               and Executive Vice President


                                          By:    /s/  ERIC R. FISCHER

                                                     Eric R. Fischer
                                            Executive Vice President, General
                                                    Counsel and Clerk

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 33-38836 has been signed on March 19, 1996 below by the following persons in the capacities indicated:


                   NAME                                   TITLE
------------------------------------------   --------------------------------
          /s/  NEAL F. FINNEGAN              Director, President and Chief      March 19, 1996
------------------------------------------   Executive Officer
             Neal F. Finnegan
            /s/  JAMES K. HUNT               Chief Financial Officer,           March 19, 1996
------------------------------------------   Treasurer and Executive Vice
              James K. Hunt                  President
           /s/  ROBERT M. COARD              Director                           March 19, 1996
------------------------------------------
             Robert M. Coard
                    *                        Director and Executive Vice        March 19, 1996
------------------------------------------   President
            Domenic Colasacco
          /s/  ROBERT L. CULVER              Director                           March 19, 1996
------------------------------------------
             Robert L. Culver
         /s/  ALAN K. DERKAZARIAN            Director                           March 19, 1996
------------------------------------------
           Alan K. Derkazarian
          /s/  DONALD C. DOLBEN              Director                           March 19, 1996
------------------------------------------
             Donald C. Dolben
                    *                        Director                           March 19, 1996
------------------------------------------
           Walter A. Guleserian

                   NAME                                   TITLE
------------------------------------------   --------------------------------
           /s/  EDWARD GUZOVSKY              Director                           March 19, 1996
------------------------------------------
             Edward Guzovsky

                    *                        Director                           March 19, 1996
------------------------------------------
           Wallace M. Haselton

                    *                        Director                           March 19, 1996
------------------------------------------
            Francis X. Messina

          /s/  SYDNEY L. MILLER              Director                           March 19, 1996
------------------------------------------
             Sydney L. Miller

           /s/  VIKKI L. PRYOR               Director                           March 19, 1996
------------------------------------------
              Vikki L. Pryor

                    *                        Director                           March 19, 1996
------------------------------------------
             Gerald M. Ridge

                    *                        Director                           March 19, 1996
------------------------------------------
             William Schwartz

                    *                        Director                           March 19, 1996
------------------------------------------
            Samuel B. Sheldon

          /s/  BARBARA C. SIDELL             Director                           March 19, 1996
------------------------------------------
            Barbara C. Sidell

                    *                        Director                           March 19, 1996
------------------------------------------
             James V. Sidell

                    *                        Director                           March 19, 1996
------------------------------------------
              Paul D. Slater

         /s/  EDWARD J. SULLIVAN             Director                           March 19, 1996
------------------------------------------
            Edward J. Sullivan

                    *                        Director                           March 19, 1996
------------------------------------------
           Michael J. Verrochi

          /s/  GORDON M. WEINER              Director                           March 19, 1996
------------------------------------------
             Gordon M. Weiner

          *By /S/  ERIC R. FISHER            Attorney-in-Fact                   March 19, 1996
------------------------------------------
             Eric R. Fischer

                                                       REGISTRATION NO. 33-38836

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                            ------------------------


                                    EXHIBITS



                                       TO


                         POST-EFFECTIVE AMENDMENT NO. 1


                                       TO


                                    FORM S-3


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            ------------------------


                                   UST CORP.


             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------